News from
Arch Coal, Inc.

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FOR IMMEDIATE RELEASE
Monday, December 11, 2006

Arch Coal Elects Lang as Senior Vice President of Operations

ST. LOUIS – Arch Coal, Inc. (NYSE:ACI) today announced that its board of directors has elected Paul A. Lang as senior vice president of operations. Lang most recently led Arch’s western operations as president of Arch Western Resources LLC.

“Paul has done an outstanding job leading Arch’s western operations during a period of tremendous growth and change,” said John Eaves, president and chief operating officer of Arch Coal. “We think Paul is ideally suited to help Arch extend its industry leading position in safety, environmental stewardship and productivity.”

Lang will continue to report to Eaves. Reporting to Lang are Bob Shanks, president of Eastern operations; Gene DiClaudio, president of Arch Western Bituminous Region; Ken Cochran, president of Thunder Basin Coal Co.; and Jim Kliche, director of operations support.

Lang joined Arch in 1984 and has held various engineering, operations and management positions at the company’s operations in both the eastern and western United States, including general manager of Arch’s Powder River Basin and southern Wyoming operations from 1998-2005. He graduated from the University of Missouri-Rolla in 1983 with a B.S. in mining engineering and is a licensed professional engineer in several states. He also is a graduate of the Advanced Management Program at Harvard University.

St. Louis-based Arch Coal is the nation’s second largest coal producer. The company’s core business is providing U.S. power generators with clean-burning, low-sulfur coal for electric generation. Through its national network of mines, Arch supplies the fuel for approximately 6 percent of the electricity generated in the United States.

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